UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 22, 2014

WELLS FARGO & COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-02979	No. 41-0449260
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 Montgomery Street, San Francisco, California 94104

(Address of Principal Executive Offices) (Zip Code)

1-866-249-3302

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 22, 2014, the Human Resources Committee (the “Committee”) of the Board of Directors of Wells Fargo & Company (the “Company”) granted to each of John R. Shrewsberry, Senior Executive Vice President and Chief Financial Officer, David M. Carroll, Senior Executive Vice President and head of Wealth, Brokerage and Retirement, Avid Modjtabai, Senior Executive Vice President and head of Consumer Lending, Timothy J. Sloan, Senior Executive Vice President and head of Wholesale Banking, Carrie L. Tolstedt, Senior Executive Vice President and head of Community Banking and certain other senior executives of the Company, long-term Restricted Share Rights (“RSRs”) under the Company’s Long-Term Incentive Compensation Plan (LTICP).

Following recent senior executive organizational changes, including Mr. Sloan becoming head of Wholesale Banking and Mr. Shrewsberry succeeding him as the Company’s Chief Financial Officer, the Committee evaluated the compensation of the Company’s senior executives, their contributions to the Company’s strong performance, and the importance to the Company of their continued strong and effective leadership. The Committee also considered the additional responsibilities assumed by Mr. Sloan, Mr. Shrewsberry, and other senior executives as a result of the recent organizational changes. Consistent with the Company’s compensation principles to pay for performance, attract, retain and motivate top executive talent, and encourage the creation of long-term stockholder value, the Committee granted the RSR awards as part of an overall, balanced mix of competitive pay for these executives and to provide an incentive for these executives to continue to provide valuable leadership and services to the Company. The awards will vest in equal installments over four years beginning on the first anniversary of the grant date.

Based on his additional responsibilities and to be consistent with the compensation structure for the Company’s other executive officers, the Committee also increased the 2014 base salary for Mr. Shrewsberry to $1,700,000, effective July 27, 2014, and determined that his total compensation will be consistent with the overarching compensation structure for the Company’s executives as disclosed in the Company’s 2014 proxy statement, including an annual incentive opportunity which is capped at one times base salary. In addition, the Committee increased the 2014 base salary for Mr. Sloan from $1,700,000 to $2,000,000, effective July 27, 2014, based on his additional responsibilities.

The following table shows the RSRs granted to each of the executives named below:

Number of RSRs
John R. Shrewsberry	38,949
David M. Carroll	19,475
Avid Modjtabai	19,475
Timothy J. Sloan	29,212
Carrie L. Tolstedt	19,475

The RSRs are subject to performance-based vesting conditions that give the Committee full discretion to cancel all or a portion of these awards if, among other things, the Company experiences a significant downturn in financial performance, material failure of risk management or the executive engages in misconduct or commits a material error that causes or might reasonably be expected to cause significant financial or reputational harm to the Company or the executive’s business group. Each of the executives will forfeit the RSRs if he or she terminates employment with the Company prior to the vesting date for the RSRs, other than because of death, involuntary termination in connection with a disability, displacement or divestiture, or retirement if the executive is or would become retirement eligible during the vesting period. Upon an executive’s qualifying retirement prior to the vesting date for the RSRs, the award will vest upon the scheduled vesting date provided the executive meets certain additional vesting conditions following termination of employment through such vesting date. Those additional conditions are complying with the terms of an agreement with the Company regarding non-disclosure of trade secrets and other confidential information and the non-solicitation of team members and customers.

In addition, the Committee required as a condition to receiving the awards, that each of the executives agree to hold, while employed by the Company and for at least one year after retirement, shares of Company common stock equal to at least 50% of the after-tax shares (assuming a 50% tax rate) acquired upon vesting and settlement of the RSRs. The Committee may reduce, delay vesting, modify, revoke, cancel, impose additional conditions and restrictions on or recover all or a portion of the awards if the Committee deems it necessary or advisable to comply with applicable laws, rules or regulations. In addition, the awards are subject to any applicable recoupment or “clawback” policies of the Company, as amended from time to time, and any applicable recoupment or clawback requirements imposed under laws, rules and regulations. The RSRs include the right to receive dividend equivalents to be reinvested in Company common stock in the form of additional RSRs. The additional RSRs will be distributed in shares of Company common stock when, and if, the underlying RSRs vest and are distributed.

For more information about the grant terms, refer to the form of Restricted Share Right Award Agreement filed as Exhibit 10(a) to this report and incorporated herein by reference. The foregoing description of the terms and conditions of the RSR grants is qualified in its entirety by reference to such exhibit.

Information about the appointment of Mr. Sloan as head of Wholesale Banking and Mr. Shrewsberry as Chief Financial Officer is disclosed in the Company’s Current Report on Form 8-K filed April 2, 2014. Information about the 2014 total compensation of the Company’s named executive officers, as determined under SEC rules, will be disclosed in the Company’s 2015 proxy statement.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description	Location

10(a)	Form of Restricted Share Right Award Agreement	Incorporated by reference to Exhibit 10(a) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 24, 2014	WELLS FARGO & COMPANY

	By:	/s/ Hope A. Hardison
Hope A. Hardison
Executive Vice President and Director of Human Resources

EXHIBIT INDEX

Exhibit No.	Description	Location

10(a)	Form of Restricted Share Right Award Agreement	Incorporated by reference to Exhibit 10(a) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.